Exhibit 99.1

IEC Electronics Corp. (IEC: NYSE Amex) has announced the appointment of Susan E. Topel-Samek as Vice President and Chief Financial Officer, effective immediately.  She will report directly to W. Barry Gilbert, Chief Executive Officer of IEC Electronics.  Ms. Topel-Samek replaces Mike Schlehr, who has resigned to pursue other endeavors.

Ms. Topel-Samek enjoyed a successful career at Bausch & Lomb where she held a variety of positions of increasing responsibility in the company’s corporate real estate, risk management, tax and treasury departments.  Most recently she served as Vice President and Treasurer of Bausch & Lomb, before leaving that position in June 2009 to spend time with her family.  Prior to her appointment as Vice President and Treasurer, Ms. Topel-Samek was Vice President, with global oversight for Bausch & Lomb’s risk management/insurance and real estate.  She was also responsible for implementing the company’s global restructuring plan.  Ms. Topel-Samek earned an MBA from the Simon School at the University of Rochester and is a member of the Beta Gamma Sigma Society.

W. Barry Gilbert, CEO of IEC stated “We are excited that Sue has agreed to join us.  She brings a vast level of experience from a world class company and that can only help as we continue to grow. We believe she is a valuable addition to our management team and we look forward to our combined future success.  We respect Mike Schlehr’s decision to leave the Company to spend more time with his family and appreciate his contributions.  We wish him the greatest of success going forward.  To facilitate the transition, Mike has accepted a consulting role with IEC for the next six months.”

About IEC

IEC Electronics Corporation provides contract electronic manufacturing services to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors.  The Company’s ultra high reliability capabilities include:  design, prototype and volume circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution.   As a full service EMS provider, IEC is AS9100 and ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard.  The Company is located outside of Rochester, New York and also has operations in Victor, New York and Albuquerque, New Mexico.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	Heather Keenan	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4262	(203) 972-9200
	hkeenan@iec-electronics.com	jnesbett@institutionalms.com